Exhibit 99.2

CRC Health Group, Inc.

Consolidated Financial Statements as of December 31, 2013 and 2012 (Restated), and for the Years

Ended December 31, 2013, 2012 (Restated), and 2011 (Restated), and Independent Auditors’ Report

CRC HEALTH GROUP, INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

CRC Health Group, Inc.:

We have audited the accompanying consolidated financial statements of CRC Health Group, Inc. and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, changes in equity (deficit), and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CRC Health Group, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2, the accompanying 2012 and 2011 consolidated financial statements have been restated for corrections of errors. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

San Francisco, California

April 30, 2014 (January 27, 2015 as to the items discussed in the first two paragraphs of Note 2 and the last four paragraphs of Note 17)

CRC HEALTH GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31, 2013	December 31, 2012
		(As Restated, see Note 2)
Assets
Current assets:
Cash and cash equivalents	$15,559	$19,058
Accounts receivable, net	37,124	36,737
Prepaid expenses	4,393	4,781
Other current assets	1,980	2,955
Income taxes receivable	4,717	5,280
Deferred income taxes	—	3,715
Current assets of discontinued operations and facilities held-for-sale	4,589	16

Total current assets	68,362	72,542

Property and equipment, net	126,467	130,381
Goodwill	519,103	518,953
Other intangible, assets, net	251,699	294,085
Other assets, net	7,091	21,824

Total assets	$972,722	$1,037,785

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,739	$6,801
Accrued payroll and related expenses	18,427	18,333
Accrued interest	9,945	9,412
Accrued expenses	21,299	8,721
Current portion of long-term debt	538	21,350
Deferred revenue	5,183	9,494
Deferred income taxes	202	—
Other current liabilities	827	1,592
Current liabilities of discontinued operations and facilities held-for-sale	8,961	2,372

Total current liabilities	70,121	78,075

Long-term debt	770,749	755,285
Other long-term liabilities	11,597	12,334
Long-term liabilities of discontinued operations and facilities held-for-sale	16,067	6,275
Deferred income taxes	130,311	136,661

Total liabilities	998,845	988,630

Commitments and contingencies
Stockholders’ equity (deficit)
Class A Common stock, $0.001 par value — authorized, 50,000,000 shares; issued and outstanding, 32,678,077, and 32,708,975 at December 31, 2013 and 2012	32	33
Class L Common stock, $0.001 par value — authorized, 5,555,555 shares; issued and outstanding, 3,630,897, and 3,634,330 at December 31, 2013 and 2012	4	4
Additional paid-in capital	358,171	358,422
Accumulated deficit	(384,312)	(309,233)
Accumulated other comprehensive loss	(18)	(71)

Total stockholders’ equity (deficit)	(26,123)	49,155

Total liabilities and stockholders’ equity (deficit)	$972,722	$1,037,785

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Years Ended December 31,
	2013	2012	2011
		(As Restated, see Note 2)	(As Restated, see Note 2)
Net client service revenues	$408,809	$386,063	$373,539
Operating expenses:
Salaries and benefits	189,682	180,193	169,949
Facilities and other operating costs	131,970	108,730	103,809
Provision for doubtful accounts	6,948	7,184	8,684
Depreciation and amortization	19,398	18,297	18,116
Goodwill and asset impairments	19,341	5,229	639

Total operating expenses	367,339	319,633	301,197

Operating income	41,470	66,430	72,342
Interest expense	(71,662)	(71,412)	(65,613)
Other income	963	1,032	831

Income (loss) from continuing operations before income taxes	(29,229)	(3,950)	7,560
Income tax expense	1,790	258	4,384

Income (loss) from continuing operations, net of tax	(31,019)	(4,208)	3,176
Loss from discontinued operations, net of tax	(44,060)	(11,449)	(28,539)

Net loss	(75,079)	(15,657)	(25,363)
Net (income) loss attributable to noncontrolling interest	—	434	(934)

Net loss attributable to CRC Health Group, Inc	$(75,079)	$(15,223)	$(26,297)

Amounts attributable to CRC Health Group, Inc.:
Income (loss) from continuing operations, net of tax	$(31,019)	$(3,774)	$2,242
Loss from discontinued operations, net of tax	(44,060)	(11,449)	(28,539)

Net loss attributable to CRC Health Group, Inc	$(75,079)	$(15,223)	$(26,297)

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

	Years Ended December 31,
	2013	2012	2011
		(As Restated, see Note 2)	(As Restated, see Note 2)
Net loss	$(75,079)	$(15,657)	$(25,363)
Other comprehensive income (loss):
Net change in unrealized gain (loss) on cash flow hedges (net of tax of $42 in 2013, $46 in 2012, $1,391 in 2011)	53	(71)	2,106

Total comprehensive loss	(75,026)	(15,728)	(23,257)
Comprehensive (income) loss attributable to noncontrolling interest	—	434	(934)

Comprehensive loss attributable to CRC Health Group, Inc	$(75,026)	$(15,294)	$(24,191)

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

(In thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance — January 1, 2011, as previously reported	36,372,242	$37	$351,378	$(242,856)	$(2,106)	$106,453
Prior period adjustments, see Note 2	—	—	—	(24,857)	—	(24,857)

Balance — January 1, 2011, as restated, see Note 2	36,372,242	37	351,378	(267,713)	(2,106)	81,596

Exercise of stock options	126,188	—	111	—	—	111
Repurchase of CRC Health Group, Inc. Class A common stock	(168,356)	—	(1,212)	—	—	(1,212)
Repurchase of CRC Health Group, Inc. Class L common stock	(18,706)	—	(135)	—	—	(135)
Other changes in shares of common stock	2,537	—	—	—	—	—
Issuance of warrants	—	—	4,381	—	—	4,381
Stock-based compensation	—	—	1,389	—	—	1,389
Net loss attributable to CRC Health Group, Inc., as restated, see Note 2	—	—	—	(26,297)	—	(26,297)
Unrealized gain on cash flow hedges, net of tax	—	—	—	—	2,106	2,106

Balance — December 31, 2011, as restated, see Note 2	36,313,905	37	355,912	(294,010)	—	61,939

Exercise of stock options	67,979	—	69	—	—	69
Repurchase of CRC Health Group, Inc. Class A common stock	(5,986)	—	(255)	—	—	(255)
Repurchase of CRC Health Group, Inc. Class L common stock	(727)	—	(27)	—	—	(27)
Other changes in shares of common stock	(31,866)	—	—	—	—	—
Stock-based compensation	—	—	2,723	—	—	2,723
Net loss attributable to CRC Health Group, Inc., as restated, see Note 2	—	—	—	(15,223)	—	(15,223)
Unrealized loss on cash flow hedges, net of tax	—	—	—	—	(71)	(71)

Balance — December 31, 2012, as restated, see Note 2	36,343,305	37	358,422	(309,233)	(71)	49,155

Repurchase of CRC Health Group, Inc. Class A common stock	(30,898)	(1)	(257)	—	—	(258)
Repurchase of CRC Health Group, Inc. Class L common stock	(3,433)	—	(29)	—	—	(29)
Stock-based compensation	—	—	35	—	—	35
Net loss	—	—	—	(75,079)	—	(75,079)
Unrealized loss on cash flow hedges, net of tax	—	—	—	—	53	53

Balance — December 31, 2013	36,308,974	$36	$358,171	$(384,312)	$(18)	$(26,123)

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	2013	2012	2011
		(As Restated, see Note 2)	(As Restated, see Note 2)
Cash flows from operating activities
Net loss	$(75,079)	$(15,657)	$(25,363)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,427	20,201	20,221
Accretion non-cash interest on PIK loan	22,849	21,241	18,184
Amortization of debt discount and capitalized financing costs	5,715	6,923	5,294
Goodwill and asset impairments	43,978	8,590	9,851
Gain on interest rate swap agreement	—	—	(38)
Loss from sale of loan program notes receivable	2,537	—	—
Loss on sale of property and equipment	915	828	(63)
Provision for doubtful accounts	7,158	7,939	9,257
Stock-based compensation	35	2,723	1,389
Deferred income taxes	(2,298)	3,904	12,306
Changes in assets and liabilities:
Accounts receivable	(8,166)	(8,272)	(13,674)
Prepaid expenses	39	3,587	167
Income taxes receivable and payable	635	(623)	(1,367)
Other current assets	930	11	(497)
Accounts payable	(1,815)	723	632
Accrued liabilities	17,930	4,886	1,578
Other current liabilities	(3,200)	(2,361)	(2,058)
Other long-term assets	1,976	(985)	(2,290)
Other long-term liabilities	9,055	1,366	3,784

Net cash provided by operating activities	43,621	55,024	37,313

Cash flows from investing activities
Additions of property and equipment	(23,114)	(19,375)	(17,410)
Proceeds from sale of loan program	7,084	—	—
Proceeds from sale of property and equipment	450	783	170
Acquisition of businesses, net of cash acquired	(150)	(141)	(2,000)
Other investing activities	—	—	(126)

Net cash used in investing activities	(15,730)	(18,733)	(19,366)

Cash flows from financing activities
Stock option exercises	—	69	111
Payments made for repurchase of common stock	(287)	(282)	(1,347)
Capitalized financing costs	(390)	(2,858)	(3,511)
Borrowings under revolving line of credit	30,000	18,000	9,500
Repayments under revolving line of credit	(38,000)	(27,500)	(7,000)
Borrowings of long-term debt	—	84,093	—
Repayment of long-term debt	(22,756)	(98,367)	(12,628)
Acquisition of noncontrolling interest	—	(500)	—
Other financing activities	43	(71)	—

Net cash used in financing activities	(31,390)	(27,416)	(14,875)

Net increase (decrease) in cash and cash equivalents	(3,499)	8,875	3,072
Cash and cash equivalents — Beginning of year	19,058	10,183	7,111

Cash and cash equivalents — End of year	$15,559	$19,058	$10,183

Supplemental disclosure of noncash investing and financing activities:
Purchases of property and equipment included in accounts payable	$1,309	$1,508	$411

Payable related to acquisition	$—	$11	$—

Issuance of warrants	$—	$—	$4,381

Supplemental disclosure of cash flow information:
Cash paid for interest	$41,772	$42,144	$42,038

Cash paid for income taxes, net of refunds	$1,027	$1,449	$2,358

See notes to consolidated financial statements

CRC HEALTH GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

Basis of Presentation — CRC Health Group, Inc. (“the Company” or “the Group” or “the Parent”) is headquartered in Cupertino, California, and through its wholly owned subsidiaries provides rehabilitation and treatment services related to substance abuse, addiction diseases and other behavioral disorders.

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). The Company’s consolidated financial statements include the accounts of CRC Health Group, Inc. and its consolidated subsidiaries, including CRC Health Corporation. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates — Preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Company’s condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Reclassifications: Discontinued Operations — The Consolidated Statements of Operations have been reclassified for all periods presented to reflect the presentation as discontinued operations of facilities that were (i) closed during 2013 or met the held for sale criteria as discontinued operations as of December 31, 2013 and (ii) closed or sold in 2014 (see Note 17). Unless noted otherwise, discussions in the notes to the consolidated financial statements pertain to continuing operations.

NOTE 2. RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

Subsequent to the issuance of the Company’s 2013 consolidated financial statements on April 30, 2014, management determined that:

•	Income tax expense (benefit) allocated to continuing and discontinued operations for 2012 and 2011 was incorrectly calculated and recorded. The Company recorded certain federal income tax benefits in discontinued operations that should have been recorded in continuing operations. To correct this error in 2012 and 2011, income tax expense related to continuing operations decreased by $ 0.7 million and $1.0 million, respectively, and income tax expense related to discontinued operations increased by $0.7 million and $1.0 million, respectively. There was no impact on net loss attributable to CRC Health Group, Inc.

•	Certain services provided in 2013 were recorded net of related expenses, thereby reducing net client service revenue, instead of such services and related expenses being properly recorded on a “gross” basis. To correct this presentation in 2013, net client service revenues and facilities and other operating costs have both been increased by $0.6 million. There was no impact on operating income or net loss attributable to CRC Health Group, Inc.

•	Deferred tax assets (related to stock-based compensation) and the associated valuation allowance were both understated due to incorrect calculations. To correct such presentation, deferred tax assets and the associated valuation allowance have both been increased by $1.0 million and $0.5 million, as of December 31, 2013 and 2012 respectively, as presented in the deferred tax table in Note 6. There was no impact on total deferred tax assets.

The above adjustments had no impact on net loss in 2013; however, the Company has restated its 2013, 2012 and 2011 consolidated financial statements to correct these errors. The corrections mentioned above have been reflected in the consolidated financial statements and accompanying notes.

Subsequent to the issuance of the Company’s 2012 consolidated financial statements on April 1, 2013, management determined that:

•	Certain deferred tax assets and liabilities and the related income tax expense were incorrectly computed and recorded in the periods from 2006 through December 31, 2012. Income tax expense recorded was overstated by $14.1 million in 2012, understated by $16.0 million in 2011, and understated by $26.7 million in 2010 and prior years.

Specifically, as part of the Company’s 2013 year-end close process, the Company reviewed and supported all historical deferred tax assets and liabilities. The Company also reassessed the timing of the initial recording in 2012 of a valuation allowance against its net operating loss deferred tax assets and its need to record a valuation against other of its deferred tax assets. As a result of this process, the Company identified adjustments in the years 2006 through 2012 as follows:

•	Concluded that a full valuation allowance should have been initially recorded against all of the Company’s net deferred tax assets in 2010 rather than federal and state net operating loss carryforwards and credits in 2012. The Company adjusted the valuation allowance accordingly, resulting in additional tax expense of $17.1 million in the years 2010 through 2012.

•	Determined that deferred tax assets related to stock-based compensation were not adjusted when the underlying stock options were forfeited or canceled in the years 2006 through 2012. As a result, the Company adjusted its deferred tax assets and recorded tax expense of $5.8 million in the years 2006 through 2012.

•	Identified the adjustments below which resulted in additional tax expense of $4.5 million and adjustments to its net operating loss carryforwards in the years 2006 through 2012:

•	omitted a permanent difference related to goodwill upon the liquidation of one facility in 2009,

•	made a correction to the calculation of deduction for state taxes in the years 2010 through 2012, and

•	adjusted various deferred tax assets and liabilities related to goodwill, intangibles, and property and equipment.

•	Identified and adjusted reserves related to unrecognized tax benefits and recorded additional tax expense of $1.2 million in the years 2006 through 2012.

•	Certain impairments of intangible assets (both those subject to amortization and those not subject to amortization) recorded primarily in discontinued operations in the periods from 2008 through December 31, 2012 were incorrectly computed and recorded due to errors in the allocation of such amounts to specific facilities and other mathematical mistakes. The intangible asset impairment and amortization recorded was understated by $0.2 million in 2012, understated by $1.2 million in 2011 and overstated by $2.6 million in 2010 and prior years.

•	The probability of achievement and the requisite service period for certain performance based stock option awards was not properly assessed and revised resulting in an understatement of $0.4 million and an overstatement of $2.0 million in stock compensation expense for 2012 and 2011, respectively.

•	Out of period adjustments that were previously identified, recorded and disclosed in the Company’s 2012 consolidated financial statements have been corrected so as to be recorded in the proper year, as follows:

•	Management fees reimbursable to the Company’s principal stockholder of $0.7 million that were previously expensed in “facilities and other operating costs” in 2012 have been correctly recorded in 2011;

•	Leasehold improvements aggregating $0.4 million previously expensed in “facilities and other operating costs” in 2012 have been correctly recorded in the years 2009 through 2011;

•	Adjustments to decrease “facilities, and other operating costs” by $0.9 million and to increase “net loss attributable to noncontrolling interest” that were previously recorded in 2012 have been correctly recorded in 2011;

•	Depreciation related to leasehold improvements aggregating $0.5 million previously expensed in “facilities and other operating costs” in 2012 have been correctly recorded in the years 2006 through 2012; and

•	Adjustments have been recorded to reflect the income tax effects related to the above corrections.

The net impact of all corrections described above decreased net loss by $14.1 million in 2012, increased net loss by $15.5 million in 2011, and increased net loss by $24.9 million in 2010 and prior years. As a result, the Company has restated its 2012 and 2011 consolidated financial statements to correct these errors. The corrections mentioned above have been reflected in the consolidated financial statements and accompanying disclosures throughout this document.

Corrections to Consolidated Balance Sheet as of December 31, 2012 —

As a result, certain amounts presented in the Company’s consolidated balance sheet as of December 31, 2012 have been restated from the amounts previously reported to correct such errors as shown in the table below.

	As of December 31, 2012
	As Previously Reported	Intangible Assets Amortization Corrections	Stock-based Compensation Expense Corrections	Income Tax Corrections	As Restated
Income taxes receivable	$1,109	$—	$—	$4,171	$5,280
Deferred income taxes	6,354	136	—	(2,775)	3,715
Current assets of discontinued operations	2,628	—	—	(2,612)	16
Total current assets	73,622	136	—	(1,216)	72,542
Other intangible assets, net	292,846	1,239	—	—	294,085
Total assets	1,037,626	1,375	—	(1,216)	1,037,785
Other long-term liabilities	9,379	—	—	2,955	12,334
Deferred income taxes	111,604	—	636	24,421	136,661
Total liabilities	960,618	—	636	27,376	988,630
Additional paid-in capital	360,011	—	(1,589)	—	358,422
Accumulated deficit	(282,969)	1,375	953	(28,592)	(309,233)
Total equity	77,008	1,375	(636)	(28,592)	49,155
Total liabilities and stockholders’ equity	1,037,626	1,375	—	(1,216)	1,037,785

Reclassifications and Corrections to Consolidated Statements of Operations for the years ended December 31, 2012 and 2011 —

The following tables summarize the effects of the discontinued operations reclassifications (see Note 17) and the corrections on the Company’s consolidated statements of operations for 2012 and 2011 (in thousands):

	For the Year Ended December 31, 2012
	As Previously Reported	Discontinued Operations Reclassifications	Out of Period Corrections	Intangible Assets Amortization Corrections	Stock-based Compensation Expense Corrections	Income Tax Corrections	As Restated and Reclassified
Net client service revenues	$452,276	$(66,213)	$—	$—	$—	$—	$386,063
Operating expenses:
Salaries and benefits	215,530	(35,743)	—	—	406	—	180,193
Facilities and other operating costs	135,422	(26,556)	(136)	—	—	—	108,730
Provision for doubtful accounts	7,661	(477)	—	—	—	—	7,184
Depreciation and amortization	20,254	(1,533)	(540)	116	—	—	18,297
Goodwill and asset impairment	8,653	(3,085)	—	(339)	—	—	5,229

Total operating expenses	387,520	(67,394)	(676)	(223)	406	—	319,633
Operating income	64,756	1,181	676	223	(406)	—	66,430
Interest expense	(71,412)	—	—	—	—	—	(71,412)
Other income	1,033	(1)	—	—	—	—	1,032

Loss from continuing operations before income taxes	(5,623)	1,180	676	223	(406)	—	(3,950)
Income tax expense (benefit)	14,966	734	270	89	(162)	(15,639)	258

Loss from continuing operations, net of tax	(20,589)	446	406	134	(244)	15,639	(4,208)
Loss from discontinued operations, net of tax	(9,178)	(446)	35	(274)	—	(1,586)	(11,449)

Net loss	(29,767)	—	441	(140)	(244)	14,053	(15,657)
Net income (loss) attributable to noncontrolling interest	(500)	—	934	—	—	—	434

Net loss attributable to CRC Health Group, Inc	$(30,267)	$—	$1,375	$(140)	$(244)	$14,053	$(15,223)

	For the Year Ended December 31, 2011
	As Previously Reported	Discontinued Operations Reclassifications	Out of Period Corrections	Intangible Assets Amortization Corrections	Stock-based Compensation Expense Corrections	Income Tax Corrections	As Restated and Reclassified
Net client service revenues	$442,564	$(69,025)	$—	$—	$—	$—	$373,539
Operating expenses:
Salaries and benefits	206,943	(34,999)	—	—	(1,995)	—	169,949
Facilities and other operating costs	133,320	(29,338)	(173)	—	—	—	103,809
Provision for doubtful accounts	8,962	(278)	—	—	—	—	8,684
Depreciation and amortization	19,585	(1,596)	106	21	—	—	18,116
Goodwill and asset impairment	6,104	(5,354)	—	(111)	—	—	639

Total operating expenses	374,914	(71,565)	(67)	(90)	(1,995)	—	301,197
Operating income	67,650	2,540	67	90	1,995	—	72,342
Interest expense	(65,613)	—	—	—	—	—	(65,613)
Other income	854	(23)	—	—	—	—	831

Income from continuing operations before income taxes	2,891	2,517	67	90	1,995	—	7,560
Income tax expense	3,277	1,132	27	36	798	(886)	4,384

Income (loss) from continuing operations, net of tax	(386)	1,385	40	54	1,197	886	3,176
Loss from discontinued operations, net of tax	(9,460)	(1,385)	—	(770)	—	(16,924)	(28,539)

Net loss	(9,846)	—	40	(716)	1,197	(16,038)	(25,363)
Net loss attributable to noncontrolling interest	—	—	(934)	—	—	—	(934)

Net loss attributable to CRC Health Group, Inc	$(9,846)	$—	$(894)	$(716)	$1,197	$(16,038)	$(26,297)

Corrections to Consolidated Statements of Comprehensive Loss for the years ended December 31, 2012 and 2011 —

The following tables summarize the effects of the corrections on the Company’s consolidated statements of comprehensive loss for 2012 and 2011 (in thousands):

	For the Year Ended December 31, 2012
	As Previously Reported	Out of Period Corrections	Intangible Assets Amortization Corrections	Stock-based Compensation Expense Corrections	Income Tax Corrections	As Restated
Net loss	$(29,767)	$441	$(140)	$(244)	$14,053	$(15,657)
Other comprehensive loss	(71)	—	—	—	—	(71)

Total comprehensive loss	(29,838)	441	(140)	(244)	14,053	(15,728)
Comprehensive income (loss) attributable to noncontrolling interest	(500)	934	—	—	—	434

Comprehensive loss attributable to CRC Health Group, Inc	$(30,338)	$1,375	$(140)	$(244)	$14,053	$(15,294)

	For the Year Ended December 31, 2011
	As Previously Reported	Out of Period Corrections	Intangible Assets Amortization Corrections	Stock-based Compensation Expense Corrections	Income Tax Corrections	As Restated
Net loss	$(9,846)	$40	$(716)	$1,197	$(16,038)	$(25,363)
Other comprehensive income	2,106	—	—	—	—	2,106

Total comprehensive loss	(7,740)	40	(716)	1,197	(16,038)	(23,257)
Comprehensive income (loss) attributable to noncontrolling interest	—	(934)	—	—	—	(934)

Comprehensive loss attributable to CRC Health Group, Inc	$(7,740)	$(894)	$(716)	$1,197	$(16,038)	$(24,191)

Corrections to Consolidated Statements of Changes in Equity (Deficit) for the years ended December 31, 2012 and 2011 —

The following tables summarize the effects of the corrections to the accumulated deficit as of January 1, 2011, and additional paid-in capital for 2012 and 2011 as presented in the Company’s consolidated statements of changes in equity (deficit) for 2012 and 2011 (in thousands). See above for the effects of the corrections on net loss and accumulated deficit for 2012 and 2011.

Accumulated Deficit
Balance — January 1, 2011, as previously reported	$(242,856)
Out of period corrections	(481)
Intangible assets amortization corrections	1,600
Income tax corrections	(25,976)

Balance — January 1, 2011, as restated	$(267,713)

	Additional Paid-in Capital
	2012	2011
Stock-based compensation, as previously reported	$2,317	$3,384
Stock-based compensation expense corrections	406	(1,995)

Stock-based compensation, as restated	$2,723	$1,389

Corrections to Consolidated Statements of Cash Flows for the years ended December 31, 2012 and 2011 —

The following tables summarize the effects of the corrections on the Company’s consolidated statement of cash flows for 2012 and 2011 (in thousands):

	For the Year Ended December 31, 2012
	As Previously Reported	Out of Period Corrections	Intangible Assets Amortization Corrections	Stock-based Compensation Expense Corrections	Income Tax Corrections	As Restated
Cash flows from operating activities
Net loss	$(29,767)	$441	$(140)	$(244)	$14,053	$(15,657)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	20,445	(540)	296	—	—	20,201
Accretion non-cash interest on PIK loan	21,241	—	—	—	—	21,241
Amortization of debt discount and capitalized financing costs	6,923	—	—	—	—	6,923
Goodwill and asset impairments	8,653	—	(63)	—	—	8,590
Loss on sale of property and equipment	1,249	(421)	—	—	—	828
Provision for doubtful accounts	7,939	—	—	—	—	7,939
Stock-based compensation	2,317	—	—	406	—	2,723
Deferred income taxes	18,433	257	(82)	(162)	(14,542)	3,904
Changes in assets and liabilities:
Accounts receivable	(8,272)	—	—	—	—	(8,272)
Prepaid expenses	3,587	—	—	—	—	3,587
Income taxes receivable and payable	(594)	36	(11)	—	(54)	(623)
Other current assets	11	—	—	—	—	11
Accounts payable	723	—	—	—	—	723
Accrued liabilities	4,659	227	—	—	—	4,886
Other current liabilities	(2,361)	—	—	—	—	(2,361)
Other long-term assets	(985)	—	—	—	—	(985)
Other long-term liabilities	823	—	—	—	543	1,366

Net cash provided by operating activities	55,024	—	—	—	—	55,024

Cash flows from investing activities

Net cash used in investing activities	(18,733)	—	—	—	—	(18,733)

Cash flows from financing activities

Net cash used in financing activities	(27,416)	—	—	—	—	(27,416)

Net increase in cash and cash equivalents	8,875	—	—	—	—	8,875

	For the Year Ended December 31, 2011
	As Previously Reported	Out of Period Corrections	Intangible Assets Amortization Corrections	Stock-based Compensation Expense Corrections	Income Tax Corrections	As Restated
Cash flows from operating activities
Net loss	$(9,846)	$40	$(716)	$1,197	$(16,038)	$(25,363)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,762	106	353	—	—	20,221
Accretion non-cash interest on PIK loan	18,184	—	—	—	—	18,184
Amortization of debt discount and capitalized financing costs	5,294	—	—	—	—	5,294
Goodwill and asset impairments	9,010	—	841	—	—	9,851
Gain on interest rate swap agreement	(38)	—	—	—	—	(38)
Loss on sale of property and equipment	(117)	54	—	—	—	(63)
Provision for doubtful accounts	9,257	—	—	—	—	9,257
Stock-based compensation	3,384	—	—	(1,995)	—	1,389
Deferred income taxes	(4,768)	23	(418)	798	16,671	12,306
Changes in assets and liabilities:
Accounts receivable	(13,674)	—	—	—	—	(13,674)
Prepaid expenses	167	—	—	—	—	167
Income taxes receivable and payable	(186)	5	(60)	—	(1,126)	(1,367)
Other current assets	(497)	—	—	—	—	(497)
Accounts payable	632	—	—	—	—	632
Accrued liabilities	1,806	(228)	—	—	—	1,578
Other current liabilities	(2,058)	—	—	—	—	(2,058)
Other long-term assets	(2,290)	—	—	—	—	(2,290)
Other long-term liabilities	3,291	—	—	—	493	3,784

Net cash provided by operating activities	37,313	—	—	—	—	37,313

Cash flows from investing activities

Net cash used in investing activities	(19,366)	—	—	—	—	(19,366)

Cash flows from financing activities

Net cash used in financing activities	(14,875)	—	—	—	—	(14,875)

Net increase in cash and cash equivalents	3,072	—	—	—	—	3,072

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents — Cash includes amounts in demand accounts. At December 31, 2013 and 2012 substantially all cash was on deposit with financial institutions. Cash equivalents are short-term investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts — The Company’s ability to collect outstanding patient receivables from third party payors is critical to its operating performance and cash flows. The primary collection risk with regard to patient receivables relates to uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. The Company estimates uncollectible amounts and establishes an allowance for doubtful accounts in order to adjust accounts receivable to estimated net realizable value. In evaluating the collectability of accounts receivable, the Company considers a number of factors, including the age of the accounts, historical collection experience, current economic conditions, and other relevant factors. Accounts receivable that are determined to be uncollectible based on the Company’s policies are written off to the allowance for doubtful accounts. The following schedule reflects activity associated with the Company’s allowance for doubtful accounts for the years ended December 31, 2013, 2012 and 2011 (in thousands):

	Years ended December 31,
	2013	2012	2011
Balance — beginning of the period	$4,932	$6,386	$4,890
Provision for doubtful accounts	6,948	7,184	8,684
Write-off of uncollectible accounts	(7,019)	(8,638)	(7,188)

Balance — end of the period	$4,861	$4,932	$6,386

Property and Equipment — Property and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on a straight-line basis over the estimated useful lives of the assets, generally three to seven years, except for buildings, which are depreciated over thirty years. Leasehold improvements are amortized using the straight-line method over the life of the lease, or the estimated useful life of the asset, whichever is shorter. Maintenance and repairs are charged to operations as incurred.

Goodwill and Intangible Assets not Subject to Amortization — The Company tests goodwill for impairment annually, at the beginning of its fourth quarter or more frequently if evidence of possible impairment arises. The Company performs a two-step impairment test on goodwill. In the first step, the Company compares the fair value of the reporting unit being tested, defined as an operating segment or one level below an operating segment, to its carrying value.

The Company determines the fair value of its reporting units using a combination of the income approach and the market approach. Under the income approach, the fair value of a reporting unit is based on the present value of estimated future cash flows. Under the market approach, estimated fair value is based on what investors have paid for similar interests in comparable companies through the development of ratios of market prices to various earnings indications of comparable companies taking into consideration adjustments for growth prospects, debt levels and overall size. If the fair value of the reporting unit exceeds the carrying value of the net assets assigned to that unit, goodwill is not impaired and the Company is not required to perform further testing. If the carrying value of the net assets assigned to the reporting unit exceeds the fair value of the reporting unit, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then the Company records an impairment loss equal to the difference.

The process of evaluating the potential impairment of goodwill is subjective and requires significant estimates and assumptions at many points during the analysis. The Company’s estimated future cash flows are based on assumptions that are consistent with its annual planning process and include estimates for revenue and operating margins and future economic and market conditions. Actual future results may differ significantly from those estimates. In addition, the Company makes certain judgments and assumptions in allocating shared assets and liabilities to determine the carrying values for each of its reporting units tested. Changes in assumptions or circumstances could result in an additional impairment in the period in which the change occurs and in future years. Factors that could cause the Company to record additional goodwill impairment include, but are not limited to:

•	Decreases in revenues or increases in operating costs

•	Increases in the Company’s borrowing rates or weighted average cost of capital

•	Increase in the blended tax rate

•	Increases in working capital

•	Significant reductions in market multiples utilized in the valuation process

•	Significant decreases in market values of comparable companies

•	Significant changes in the perpetuity growth rate

The Company’s intangible assets not subject to amortization consist of trademarks and trade names, certificates of need, and regulatory licenses. The Company tests these assets for impairment annually, at the beginning of its fourth quarter or more frequently if evidence of possible impairment arises. The Company applies a fair value-based impairment test to the net book value of the assets using a combination of income and market approaches.

Impairment charges related to goodwill and intangible assets not subject to amortization are included in the consolidated statements of operations under goodwill and asset impairments and loss from discontinued operations, net of tax (see Note 5).

Long-Lived Assets and Intangible Assets Subject to Amortization — The Company tests its long-lived and intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying value of those assets may not be recoverable. The assets are tested for impairment at the facility level which represents the lowest level at which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the undiscounted future cash flows from the asset tested are less than the carrying value, a loss equal to the difference between the carrying value and the fair market value of the asset is recorded. Fair value is determined using discounted cash flow methods.

The process of evaluating the potential impairment of long-lived assets and intangible assets subject to amortization is subjective and requires significant estimates and assumptions. The Company’s estimated future cash flows are based on assumptions that are consistent with its annual planning process and include estimates for revenue and operating margins and future economic and market conditions. It is possible that the Company’s estimates of undiscounted cash flows may change in the future resulting in the need to reassess the carrying value of its long-lived and intangible assets subject to amortization for impairment.

Impairment charges related to long-lived assets and intangible assets subject to amortization are included in the consolidated statements of operations under goodwill and asset impairments and loss from discontinued operations, net of tax (see Notes 4 and 5).

Capitalized Financing Costs — Costs to obtain long-term debt financing are capitalized and amortized over the expected life of the debt instrument. Net capitalized financing costs are included in the Company’s consolidated balance sheet under other assets. Amortization expenses are included in the Company’s consolidated statement of operations under interest expense. Capitalized financing costs, net as of December 31, 2013 and 2012 were approximately $6.6 million and $9.9 million, respectively.

Revenue Recognition — Revenue is recognized when rehabilitation and treatment services are provided to a client. Client service revenue is reported at the estimated net realizable amounts from clients, third-party payors and others for services rendered. Provisions for estimated third-party payor settlements are provided for in the period the related services are rendered and adjusted in future periods as final settlements are determined. Advance billings for client services are deferred and recognized as the related services are provided. The Company, from time to time, may provide charity care to a limited number of clients. The Company does not record revenues or receivables for charity care provided.

Advertising Costs — Advertising costs, included in facilities and other operating costs, are expensed as incurred. Advertising costs for 2013, 2012 and 2011 were approximately $0.9 million, $1.1 million, and $1.4 million, respectively.

Stock-Based Compensation — The Company measures and recognizes compensation expense for all stock-based payment awards, including employee stock options, based on the award’s grant-date fair value. The Company estimates the fair value of stock options granted using the binomial model in conjunction with Monte

Carlo simulation. For awards that are subject to both a performance and market condition, compensation expense is recognized over the longer of the implicit service period associated with the performance condition or the initial derived service period associated with the market condition (see Note 13).

Income Taxes — The Company is subject to income taxes in the United States and the United Kingdom. Significant judgment is required in determining the provision for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws.

The Company uses an asset and liability method of accounting for income taxes. Under this method, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating loss and tax credit carry forwards. The amount of deferred taxes on these temporary differences is determined using the tax rates that are expected to apply to the period when the asset is realized or the liability is settled, as applicable, based on tax rates and laws in the respective tax jurisdiction enacted as of the balance sheet date.

The Company reviews deferred tax assets for recoverability and establishes a valuation allowance based on historical taxable income, projected future taxable income, applicable tax strategies, and the expected timing of the reversals of existing temporary differences. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes tax benefits from uncertain tax positions only if management believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. Although the Company believes that uncertain tax positions have been adequately reserved for, we can provide no assurance that the final tax outcome of these matters will not be materially different. The Company makes adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on our financial condition and operating results. The provision for income taxes includes the effects of any reserves that we believe are appropriate, as well as the related net interest and penalties.

Restructuring and Discontinued Operations — The Company accounts for facility closures and restructuring costs in accordance with applicable accounting standards and records an obligation for the estimated unrecoverable costs. These costs include one-time employment termination benefits, lease contract termination costs and other associated costs. Additionally, the Company reviews facility closures and facilities held for sale to determine if the cease of use criteria or the held for sale criteria has been met before the end of the accounting period in order to determine appropriate classification in the income statement. Should the Company determine that the cease of use or held for sale criteria have been met prior the end of the accounting period, facility revenues and expenses are reclassified to discontinued operations on the consolidated statements of operations for all periods presented. Assets and liabilities of discontinued operations are classified under assets and liabilities of discontinued operations and facilities held for sale on the Company’s consolidated balance sheets in the period in which the related facilities are classified as discontinued operations or held for sale (see Notes 15 and 16).

Concentration of Credit Risk — Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash accounts are maintained with financial institutions in the United States of America and the United Kingdom. At times, deposits in these institutions may exceed federally insured limits. As of December 31, 2013, approximately 39% and 23% of gross accounts receivable and net client service revenue, respectively, and as of December 31, 2012, approximately 38% and 23% of gross accounts receivable and net client service revenue, respectively, were derived from county, state and federal contracts under Medicaid and other programs. In the event of cancellation or curtailment of these programs or default on these accounts receivable, the Company’s operating results and financial position would be adversely affected. The Company performs ongoing credit evaluations of its third-party insurance payors’ financial condition and generally requires advance payment from its clients who do not have verifiable insurance coverage. The Company maintains an allowance for doubtful accounts to cover potential credit losses based upon the estimated collectability of accounts receivable balances.

Interest Rate Swaps — The fair value of the interest rate swaps were estimated based upon terminal value models. The effective portion of changes in the fair value of interest rate swaps designated and qualifying as cash flow hedges is recorded in accumulated other comprehensive income and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affected earnings. In conjunction with our variable rate indebtedness, we entered into an interest rate swap agreement on December 31, 2012 in the amount of $200.0 million to exchange floating for fixed interest rate payments to reduce interest rate volatility. See Note 8 for additional disclosure on interest rate swaps.

Other Comprehensive Income (Loss) — Other comprehensive income (loss) includes gains and losses that are excluded from net income (loss) and are recorded directly as a component of stockholders’ equity. For the years ended December 31, 2013, 2012 and 2011, the effective portion of changes in fair value of the interest rate swaps designated as cash flow hedges was recorded as other comprehensive income (loss).

Fair Value Measurements — The Company accounts for certain assets and liabilities at fair value. As defined in the authoritative guidance on fair value measurements, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement. The guidance requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:	Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2:	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;

Level 3:	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Assets and liabilities measured at fair value on a recurring basis — The Company valued its interest rate swaps using terminal values which were derived using proprietary models based upon well-recognized financial principles and reasonable estimates about relevant future market conditions at the valuation date. These instruments were allocated to Level 2 on the fair value hierarchy because the critical inputs into these models, including the relevant yield curves and the known contractual terms of the instrument, were readily available. The fair value of liabilities measured at fair value on a recurring basis as of December 31, 2013 was $0.1 million. See Note 9 for disclosure of fair value measurements and impact of unrealized gain or loss on earnings.

Assets and liabilities measured at fair value on a non-recurring basis —The Company measures, on a non-recurring basis, its long-lived assets and indefinite-lived intangible assets at fair value when performing impairment assessments under the relevant accounting guidance. Nonfinancial liabilities for facility exit activities are also measured at fair value on a non-recurring basis. These instruments were allocated to Level 3 on the fair value hierarchy because the critical inputs into these models are unobservable.

Loan Program —

In December 2013, the Company sold its Loan Program notes receivables portfolio for $7.1 million and ceased to offer a loan program to its students/patients. The Company recognized a $2.5 million loss on the transaction. The loss is recorded in “facilities and other operating costs” in the Consolidated Statement of Operations for the year ended December 31, 2013. As of December 31, 2012, the Loan Program notes receivables (net of loan loss reserves) were $11.5 million, and included in “other assets, net”. Interest income related to the Loan Program notes was $1.0 million, $1.0 million, and $0.8 million for the years ended December 31, 2013, 2012, and 2011, respectively.

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2013 and 2012 consists of the following (in thousands):

	2013	2012
Land (1)	$21,044	$21,373
Building and leasehold improvements (1)	112,408	109,111
Furniture and fixtures	15,336	14,162
Computer equipment	15,238	16,033
Computer software	21,975	25,089
Equipment	5,243	7,619
Construction in progress	2,900	11,509

	194,144	204,896
Less accumulated depreciation	(67,677)	(74,515)

Property and equipment, net	$126,467	$130,381

(1)	As of December 31, 2013, Land has been corrected to include $2.0 million that was previously included in Building and leasehold improvements.

Depreciation expense was $14.3 million, $13.5 million, and $12.5 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Asset impairment

In 2013, the Company recognized non-cash impairment charges of $7.5 million related to property and equipment. Additional impairment charges were recognized in discontinued operations during 2013, 2012 and 2011 (see Note 16).

NOTE 5. GOODWILL AND INTANGIBLE ASSETS

Goodwill

Changes to goodwill for the years ended December 31, 2013 and 2012 are as follows (in thousands):

	2013	2012
Balance as of January 1
Goodwill, gross	$749,875	$749,875
Accumulated goodwill impairment	(230,922)	(226,082)

Total goodwill	518,953	523,793
Activity during the year
Goodwill additions	150	—
Goodwill impairment	—	(4,840)
Balance as of December 31
Goodwill, gross	750,025	749,875
Accumulated goodwill impairment	(230,922)	(230,922)

Total goodwill	$519,103	$518,953

As part of the annual valuation process, the Company assessed its goodwill balances during the fourth quarter of 2013 and did not record any impairment. In 2012, the Weight Loss reporting unit recognized a $4.8 million goodwill impairment. The Company did not record any impairment charges to its goodwill during 2011.

Intangible Assets

Total intangible assets at December 31, 2013 and 2012 consist of the following (in thousands):

	December 31, 2013			December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangible assets subject to amortization:
Referral network	$5,368	$(1,912)	$3,456	$20,774	$(6,362)	$14,412
Accreditations	—	—	—	8,152	(2,496)	5,656
Curriculum	794	(283)	511	4,235	(1,297)	2,938
Government contracts (including Medicaid)	34,967	(18,455)	16,512	34,967	(16,124)	18,843
Managed care contracts	14,400	(11,400)	3,000	14,400	(9,960)	4,440

Total intangible assets subject to amortization	$55,529	$(32,050)	$23,479	$82,528	$(36,239)	$46,289

Intangible assets not subject to amortization:
Trademarks and trade names			156,302			168,432
Certificates of need			42,784			44,600
Regulatory licenses			29,134			34,764

Total intangible assets not subject to amortization			228,220			247,796

Total intangible assets			$251,699			$294,085

The gross carrying amount and accumulated amortization related to impairment charges of intangible assets are excluded from the table above. Amortization expense related to intangible assets subject to amortization was $5.2 million, $5.2 million and $5.5 million, for the years ended December 31, 2013, 2012 and 2011, respectively.

Estimated future amortization expense related to the finite-lived intangible assets at December 31, 2013 is as follows (in thousands):

Year	Amount
2014	$4,079
2015	4,079
2016	2,759
2017	2,639
2018	2,639
Thereafter	7,284

Total	$23,479

In 2013, the Company recognized non-cash impairment charges of $10.0 million for trademarks and trade names, $1.8 million related to the certificates of need, and $0.1 million for regulatory licenses. In 2012, the Company recognized a non-cash impairment charge of $0.4 million relative to trademark and trade names. In 2011, the Company recognized a non-cash impairment charge of $0.6 million for trademarks and trade names. Additional impairments of intangible assets are recognized in discontinued operations during 2013, 2012 and 2011 (see Note 16).

NOTE 6. INCOME TAXES

The provision for income taxes attributable to income (loss) from continuing operations consists of the following (in thousands):

	Year Ended December 31,
	2013	2012	2011
Current:
Federal	$—	$—	$—
State	1,854	1,987	2,559
Foreign	(25)	15	—

Total Current	1,829	2,002	2,559

Deferred:
Federal	305	(887)	1,096
State	(344)	(857)	729

Total Deferred	(39)	(1,744)	1,825

Income tax expense from continuing operations	$1,790	$258	$4,384

The reconciliation of income tax computed by applying the U.S. federal statutory rate to the effective tax rate for continuing operations is summarized in the following table:

	Year Ended December 31,
	2013	2012	2011
Statutory federal tax rate	35.0%	35.0%	35.0%
State income taxes (net of federal benefit)	1.8%	62.7%	31.7%
Goodwill impairment	—%	(47.7)%	—%
Nondeductible stock-based compensation	(1.3)%	(25.7)%	18.4%
Provision to tax return adjustments	(0.1)%	3.9%	1.0%
Unrecognized tax benefits (including interest)	(0.7)%	(27.1)%	—%
Change in valuation allowance	(40.2)%	(11.6)%	(31.9)%
Other	(0.6)%	4.0%	3.8%

Effective tax rate from continuing operations	(6.1)%	(6.5)%	58.0%

Deferred tax — Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of deferred tax assets and liabilities at December 31, 2013 and 2012 (in thousands):

	2013	2012
Deferred tax assets:
Reserves and allowances	$21,198	$13,786
Net operating loss carryforwards	31,065	18,990
Research credits	871	871
Stock-based compensation	4,598	5,056
FIN 48 tax benefit	1,755	1,753
Depreciation and amortization	12,484	8,048
Other	105	54

Gross deferred tax assets	72,076	48,558
Valuation allowance	(72,076)	(43,781)

Total deferred tax assets	$—	$4,777

Deferred tax liabilities:
Intangible assets not subject to amortization	$(95,032)	$(109,551)
Goodwill	(30,859)	(23,658)
State taxes	(32)	—
Partnerships	(4,590)	(4,514)

Total deferred tax liabilities	$(130,513)	$(137,723)

Net deferred tax liabilities	$(130,513)	$(132,946)

Current deferred tax assets, net	$—	$3,715
Current deferred tax liabilities, net	(202)	—
Long-term deferred tax liabilities, net	$(130,311)	$(136,661)

At December 31, 2013, the Company had $79.1 million and $85.0 million of federal and state net operating loss carryforwards, respectively, available to offset future taxable income. If not utilized, these net operating loss carryforwards will expire in varying amounts beginning in 2020 for federal income taxes and 2016 for state income taxes. At December 31, 2013, a portion of the loss may be subject to annual limitation under Internal Revenue Code Section 382.

Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. A valuation allowance is established for those benefits that do not meet the criteria. We have recorded a valuation allowance of $71.1 million and $43.3 million at December 31, 2013 and 2012, respectively. The net increase to the valuation allowance from 2012 to 2013 was $27.8 million related to federal and state net operating loss carryforwards that are not expected to be realized due to the level of forecasted taxable income in these jurisdictions.

The Company files federal and various state income tax returns in the United States and foreign tax jurisdictions in which we have subsidiaries. During the year, the IRS commenced an examination on one of our U.S. federal income tax returns for year 2011 and the State of California commenced an examination of our California income tax returns for the years 2010 and 2011. These examinations have yet concluded and no adjustments have been proposed. The statute of limitations remains open for 2009 through 2013 in the U.S. federal and for 2008 through 2013 in state jurisdictions. Years outside the normal statute of limitation remain open to audit by tax authorities due to tax attributes generated in those earlier years that have been carried forward and may be audited in subsequent years when utilized.

Unrecognized Tax Benefits

The Company recognizes interest and penalties related to unrecognized tax benefits as part of our provision for federal and state income taxes. We accrued $0.7 million and $0.4 million for the payment of interest and penalties, respectively, as of December 31, 2013.

The Company’s total gross unrecognized tax benefits for the years ended December 31, 2013, 2012, and 2011 (in thousands) is as follows:

	Years Ended December 31,
	2013	2012	2011
Balance as of January 1,	$5,074	$3,973	$2,915
Additions	5	1,101	1,058

Balance as of December 31,	$5,079	$5,074	$3,973

NOTE 7. LONG-TERM DEBT

On March 28, 2014, the Company refinanced all of its long-term debt and repaid amounts outstanding as of December 31, 2013 (see Note 17).

Long-term debt at December 31, 2013 and 2012 consists of the following (in thousands):

	December 31, 2013	December 31, 2012
Term loans, net of discount of $1,748 in 2013 and $2,751 in 2012	$382,056	$385,875
Revolving line of credit	19,000	27,000
Senior subordinated notes, net of discount of $550 in 2013, and $814 in 2012	176,746	176,482
Payment in kind loan, net of discount of $2,054 in 2013 (including $118,520 of PIK interest), and $3,003 in 2012 (including $95,500 of PIK interest)	193,485	187,260
Other	—	18

Total debt	771,287	776,635
Less: current portion of long-term debt	(538)	(21,350)

Total long-term debt	$770,749	$755,285

Term Loans and Revolving Line of Credit

Term Loans

On March 7, 2012, the aggregate principal amount of $80.9 million of Term Loans (the “Term Loans B-1”) was refinanced with cash proceeds (net of related fees and expenses) of an aggregate principal amount of $87.6 million of new Term Loans that mature on November 16, 2015 (the “Term Loans B-3”). New creditors and existing Term Loans B-1 creditors represented $67.0 million and $20.6 million of the Term Loans B-3 principal amount, respectively. Of the $20.6 million related to existing creditors, $6.1 million was contributed as additional Term Loan B-3 principal. As a part of the refinancing, the Company repaid $66.4 million of the aggregate principal Term Loans B-1. This repayment was recognized as an extinguishment of debt and $0.2 million of the remaining unamortized issuance costs related to Term Loans B-1 were charged to interest expense during the three months ended March 31, 2012. The Company recognized the refinancing of the remaining aggregate principal amount of $14.5 million with existing Term Loans B-1 creditors as a modification of debt. Refinancing costs of $0.5 million associated with the modified debt were charged to interest expense during the three months ended March 31, 2012. The remaining debt issuance costs of $2.2 million related to the refinancing were capitalized and are being amortized over the life of the Term Loans B-3 using the effective interest rate method. The Term Loans B-3 were issued with an original issue discount of 4.00% which is being amortized over the term of the Term Loans B-3 using the effective interest rate method.

At December 31, 2013, $83.3 million, net of discount of $1.7 million, are outstanding on the Term Loans B-3. Interest on these Term Loans B-3 is payable quarterly at: (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent (but not less than 1.50%), plus an applicable margin of 7.00%, subject to an increase to 8.00% during any period that the Company’s public corporate family rating from Moody’s is not at least B3 or the Company’s public corporate credit rating from Standard & Poor’s Ratings Services (“S&P”) is not at least B-, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent and (y) the federal funds rate plus one-half of 1.00% (but, in either case, not less than 2.50%), plus an applicable margin of 6.00%, subject to an increase to 7.00% during any period that the Company’s public corporate family rating from Moody’s is not at least B3 or the Company’s public corporate rating credit rating from S&P is not at least B-. At December 31, 2013, the entire amount of these Term Loan B-3 consisted of LIBOR loans and the interest rate thereon was 8.5%.

The Term Loans B-3 are payable in quarterly principal installments of $0.1 million on December 31, 2014 and $0.7 million over the payment period between March 31, 2015 and September 30, 2015, with the remainder due on the maturity date of November 16, 2015.

The Company paid (i) on March 31, 2013, a fee equal to 1.00% of the outstanding principal amount of such lender’s Term Loans B-3 as of such date, and is required to pay (ii) on March 31, 2014, a fee equal to 1.50% of the outstanding principal amount of such lender’s Term Loans B-3 as of such date and (iii) on the Maturity Date, a fee equal to 1.50% of the outstanding principal amount of such lender’s Term Loans B-3 as of such date. These fees are charged to interest expense over the term of the Term Loans B-3 using the effective interest rate method.

The Term Loans B-3 are subject to a 1.00% prepayment premium to the extent they are refinanced, or the terms thereof are amended, in either case, for the purpose of reducing the applicable yield with respect thereto, in each case prior to the first anniversary of the refinancing.

At December 31, 2013, $298.8 million of the remaining Term Loans (the “Term Loans B-2”) are outstanding. The Term Loans B-2 mature on November 16, 2015. Interest on these Term Loans B-2 is payable quarterly at: (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent, plus an applicable margin of 4.50% and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent and (y) the federal funds rate plus one-half of 1.00%, plus an applicable margin of 3.50%. At December 31, 2013, the entire amount of these Term Loans B-2 consisted of LIBOR loans and the interest rate thereon was 4.67%.

The Term Loans B-2 are payable in quarterly principal installments of $0.4 million on December 31, 2014 and $2.4 million over the payment period between March 31, 2015 and September 30, 2015, with the remainder due on the maturity date of November 16, 2015.

The Company is required to apply a certain portion of its excess cash to the principal amount of the Term Loans on an annual basis. Excess cash under the Company’s Credit Agreement is defined as net income attributable to the Company adjusted for certain cash and non-cash items. Required payments, if any are due in March of the subsequent year. There was no excess cash payment required or accrued as of December 31, 2013. The Company made payments related to its excess cash in March 2013 and March 2012 of $4.8 million, and $6.8 million, respectively. The excess cash payment paid in March 2013 has been classified as a current liability as of December 31, 2012.

Revolving Line of Credit

At December 31, 2013, the Company had aggregate revolving credit commitments of $63.0 million which mature on August 16, 2015. Interest is payable quarterly at (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent, plus an applicable margin of 4.00%, 3.75%, 3.50% or 3.25%, based upon the Company’s leverage ratio being within certain defined ranges, and

(ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent and (y) the federal funds rate plus one-half of 1.00%, plus an applicable margin of 3.00%, 2.75%, 2.50% or 2.25%, based upon the Company’s leverage ratio being within certain defined ranges. Commitment fees are payable quarterly at a rate equal to 0.625% per annum. At December 31, 2013, the amount outstanding under the Company’s Revolving Line of Credit was $19.0 million bearing an average interest rate of 3.99%. At December 31, 2013, the Company’s letters of credit against the revolving commitments were $9.2 million.

The Company’s Term Loans and Revolving Line of Credit are guaranteed by the Company’s Parent and substantially all of the Company’s current and future wholly-owned domestic subsidiaries, and secured by their existing and future property and assets, and secured by a pledge of the Company’s capital stock and the capital stock of the Company’s domestic wholly-owned subsidiaries and up to 65% of the capital stock of first-tier foreign subsidiaries. The Company’s Credit Agreement requires the Company to comply on a quarterly basis with certain financial and other covenants, including a maximum total leverage ratio test and an interest coverage ratio test.

Senior Subordinated Notes — At December 31, 2013, the outstanding aggregate principal amount related to the Company’s 10.75% Senior Subordinated Notes (the “Notes”) due February 1, 2016, was $176.7 million, net of discount of $0.6 million. Interest is payable semiannually. The Company may redeem some or all of the Notes at 100% of their face value, plus accrued and unpaid interest thereon, after February 1, 2014.

If there is a change of control as specified in the indenture, the Company must offer to repurchase the Notes at 101% of their face amount, plus accrued and unpaid interest. The Notes are subordinated to all of the Company’s existing and future senior indebtedness, rank equally with all of the Company’s existing and future senior subordinated indebtedness and rank senior to all of the Company’s existing and future subordinated indebtedness. The Notes are guaranteed on an unsecured senior subordinated basis by each of the Company’s wholly owned subsidiaries that guarantee the Company’s Term Loans and Revolving Line of Credit. The Company’s Notes agreement requires it to comply with certain covenants.

Payment in Kind Loan (“PIK” Loan) — In November 17, 2006, the Company issued a senior unsecured PIK loan of $105.0 million at a 1.00% original issue discount which is not guaranteed by CRC or CRC’s subsidiaries.

On January 20, 2011, the Company amended its senior unsecured PIK loan agreement simultaneously with its Second Amended and Restated Credit Agreement. As a result of this amendment, the maturity of an aggregate amount of $136.6 million of the existing PIK loans was extended from November 17, 2013 to February 1, 2016 (“Extended PIK Loan”). In connection with the Extended PIK Loan, the Company issued warrants to Extending PIK Loan lenders (see Note 12). The Company made payments of $0.6 million and $17.1 million on May 17 and November 17, 2013, respectively, on the remaining existing PIK loans (“Non-Extended PIK Loan”).

At December 31, 2013, aggregate amounts of $195.4 million, will continue to accrue interest and mature on February 1, 2016. Interest is payable at 12.00% until the maturity date. Each lender of the Extending PIK Loan had the option to elect to receive 1.50% of its 12.00% interest in the form of a cash payment (with the remaining 10.50% to be accrued and added to the principal amount).

At December 31, 2013, currently scheduled principal payments of total long-term debt, excluding the effects of the discount on the Term Loans B-3, the Notes and the PIK loan, are as follows (in thousands):

2014	$538
2015	416,271
2016	358,830

Total	$775,639

Interest expense — The following table presents the components of interest expense (in thousands):

	Years ended December 31,
	2013	2012	2011
Contractual interest on total debt	$66,570	$65,050	$60,778
Amortization of debt discount and capitalized financing costs	5,715	6,923	5,294
Interest capitalized to property and equipment, net	(623)	(561)	(459)

Total interest expense	$71,662	$71,412	$65,613

NOTE 8. DERIVATIVES AND HEDGING ACTIVITIES

Risk Management Objective of Using Derivatives

The Company is exposed to certain risk arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings. However, the Company does not use derivatives for trading or speculative purposes and currently does not have any derivatives that are not designated as hedges.

Cash Flow Hedges of Interest Rate Risk

The Company’s objective in using interest rate derivatives is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. In 2012 the Company entered into an interest rate swap to hedge the variable cash flows associated with existing variable-rate debt. As of December 31, 2013, the Company had one interest rate derivative designated as a cash flow hedge of interest rate risk, with a $200.0 million notional amount, paying fixed one-month LIBOR at 0.287% and maturing on June 30, 2014. Subsequent to year end, the Company refinanced its debt and this interest rate swap was terminated (see Note 17).

The effective portion of changes in the fair value of a derivative that qualifies and is designated as a cash flow hedge is recorded in accumulated other comprehensive loss and is subsequently reclassified into interest expense as interest payments are made on the Company’s variable-rate debt. The ineffective portion of the change in fair value of this type of derivative is recognized directly in earnings. During the next twelve months, the Company estimates that an additional $0.1 million will be reclassified as an increase to interest expense. As of December 31, 2013, the $0.1 million fair value of this derivative was recorded as “other current liabilities” in the Consolidated Balance Sheet.

The table below presents the effect of the Company’s derivative financial instruments on the Consolidated Statements of Operations (in thousands):

Derivatives Designated as Cash Flow Hedges For the Years Ended December 31,	Amount of Loss Recognized in OCI on Derivative (Effective Portion)			Location of Loss Reclassified From Accumulated OCI into Income (Effective portion)	Amount of Loss Reclassified from Accumulated OCI into Income (Effective Portion)			Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	2013	2012	2011		2013	2012	2011		2013	2012	2011
Interest Rate Derivatives
Pay-Fixed Swaps	$(184)	$(117)	$(152)	Interest expense	$(153)	$0	$(3,649)	Other Income	$(43)	$0	$1

Credit-risk-related Contingent Features

The Company has agreements with each of its derivative counterparties that contain a provision where the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness. As of December 31, 2013, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $0.1 million. If the Company had breached any of these provisions at December 31, 2013, it could have been required to settle its obligations under the agreements at their termination value of $0.1 million.

NOTE 9. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

Derivative financial instruments

Currently, the Company uses interest rate swaps to manage its interest rate risk. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments and the discounted expected variable cash receipts. The variable cash receipts are based on an expectation of future interest rates (forward curves) derived from observable market interest rate forward curves.

The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Company has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees. In conjunction with the FASB’s fair value measurement guidance, the Company made an accounting policy election to measure the credit risk of its derivative financial instruments that are subject to master netting agreements on a net basis by counterparty portfolio.

Although the Company has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads, to evaluate the likelihood of default by itself and its counterparties. However, as of December 31, 2013, the Company has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Company has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.

The table below presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2013, aggregated by the level in the fair value hierarchy within which those measurements fall as of December 31, 2013 and 2012 (in thousands):

	Quoted Prices in Active Markets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Fair Value
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Assets
Derivative Financial Instruments	$0	$0	$0	$0	$0	$0	$0	$0

Liabilities
Derivative Financial Instruments	$0	$0	$106	$117	$0	$0	$106	$117

Assets and Liabilities Measured at Fair Value on a Non-Recurring Basis

The Company’s goodwill and other intangible assets not subject to amortization are tested and reviewed annually for impairment during the fourth quarter or whenever there is a significant change in events or circumstances that indicate that the fair value of the asset may be less than the carrying amount of the asset. In addition, the Company’s property and equipment and intangibles assets subject to amortization are assessed for recoverability of the carrying value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The following table presents the non-financial assets that were measured and recorded at fair value based on Level 3 inputs on a non-recurring basis during the years ended December 31, 2013 and 2012 (in thousands):

	Year Ended December 31, 2013
	Impairment Charge	Fair Value
Trademarks and trade names	$9,888	$39,022
Property and equipment	7,501	2,099
Certificates of need	1,816	17,582
Regulatory licenses	136	—

Total	$19,341	$58,703

	Year Ended December 31, 2012
	Impairment Charge	Fair Value
Goodwill	$4,840	$2,400
Trademarks and trade names	389	749

Total	$5,229	$3,149

Fair Value of Financial Instruments

Financial instruments not measured at fair value on a recurring basis include cash, restricted cash, accounts receivable, net, loan program notes receivable, net, accounts payable, term loans, net, and senior subordinated notes, net. With the exception of financial instruments noted in the following table, the fair value of the Company’s financial instruments approximate carrying value due to their short maturities.

The estimated fair value of financial instruments with long-term maturities is as follows:

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value (1)
	(in thousands)
Assets
Loan program notes receivable, net	$—	$—	$11,473	$9,606
Liabilities
Term loans, net	$382,056	$406,284	$385,875	$402,757
Senior subordinated notes, net	176,746	186,124	176,482	181,248
Payment in kind loan, net	193,485	237,181	187,260	232,666

(1)	The fair values as of December 31, 2012 have been corrected from amounts previously reported.

The estimated fair value for loan program notes is primarily based on securitization market conditions for similar loans. The Company’s term loans are measured at fair value based on present value methods using credit spreads derived from market data to discount the projected interest and principal payments. The Company’s senior subordinated notes are measured at fair value based on bond-yield data from market trading activity as well as U.S Treasury rates with similar maturities as the senior subordinated notes to discount the projected interest and principal payments. As of December 31, 2013 and 2012, the estimated fair value of loan program notes, term loans and senior subordinated notes was determined based on Level 3 inputs.

NOTE 10. COMMITMENTS AND CONTINGENCIES

Operating Leases — The Company leases various facilities, offices and equipment under non-cancelable operating leases throughout the United States with various expiration dates through September 2048. Rent expense was $13.3 million, $12.8 million and $12.5 million for the years ended December 31, 2013, 2012, and 2011, respectively. The Company earned $0.6 million, $0.5 million, and $0.5 million in sublease rental income for the years ended December 2013, 2012, and 2011, respectively. The terms of certain facility leases provide for annual scheduled increases in cost adjustments and rental payments on a graduated scale. The Company is party to certain related party leases as a result of the Company’s acquisitions. Such related party leases are due and payable on a monthly basis on similar terms and conditions as the Company’s other leasing arrangements. In addition, the Company is also responsible for certain expenses including property tax, insurance and maintenance costs associated with some of the leases.

Future minimum lease payments under all non-cancelable operating leases at December 31, 2013 are as follows (in thousands):

	Third Party Operating Lease Payments	Related Party Operating Lease Payments	Total Operating Lease Payments
2014	$12,930	$286	$13,216
2015	11,144	272	11,416
2016	8,203	204	8,407
2017	5,820	53	5,873
2018	3,206	—	3,206
Thereafter	25,317	—	25,317

Total minimum lease payments	$66,620	$815	$67,435

Indemnifications — The Company provides for indemnification of directors, officers and other persons in accordance with limited liability agreements, certificates of incorporation, bylaws, articles of association or similar organizational documents, as the case may be. The Company maintains directors’ and officers’ insurance which should enable the Company to recover a portion of any indemnity payments made.

In addition to the above, from time to time the Company provides standard representations and warranties to counterparties in contracts in connection with business dispositions and acquisitions and also provides indemnities that protect the counterparties to these contracts in the event they suffer damages as a result of a breach of such representations and warranties or in certain other circumstances relating to such sales or acquisitions.

While the Company’s future obligations under certain agreements may contain limitations on liability for indemnification, other agreements do not contain such limitations and under such agreements it is not possible to predict the maximum potential amount of future payments due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, no payments have been made under any of these indemnities.

Self-Insurance Plans — The Company has a self-insurance program for workers’ compensation benefits for employees. Self-insurance reserves are based on past claims experience and projected losses for incurred claims and include an estimate of costs for claims incurred but not reported at the balance sheet date. The Company obtains an independent actuarial valuation of the estimated costs of claims reported but not settled, and claims incurred but not reported and may adjust the reserves based on the results of the valuations. Insurance coverage in excess of the per occurrence self-insurance retention has been secured with insurers for specified amounts. The reserve for self-insured workers’ compensation claims was $5.4 million and $5.7 million at December 31, 2013 and 2012, respectively, and is included in accrued liabilities on the consolidated balance sheets.

The Company maintains a self-insurance program for employee group health insurance to consolidate both self-insured and insured plans that had been in existence previously. The self-insured group health plan covers approximately 70% of the Company’s employees enrolled in group health plans. The remaining employees enrolled in group health plans are covered through health maintenance organizations. Insurance coverage, in excess of the per occurrence self-insurance retention, has been secured with insurers for specified amounts. Self-insurance reserves are based on projected costs for incurred claims and include an estimate of costs of claims incurred but not reported at the balance sheet date. The Company obtains an independent actuarial valuation of the estimated costs of claims reported but not settled, and claims incurred but not reported and may adjust the reserves based on the results of the valuations. The reserve for self-insured health insurance claims totaled $2.1 million and $1.9 million at December 31, 2013, and 2012, respectively, and is included in accrued liabilities on the consolidated balance sheets.

Legal Matters — In a complaint initially filed on July 6, 2011, and amended on August 25, 2011, in Multnomah County Circuit Court in Oregon, 17 former students of Mount Bachelor Academy, a previously closed therapeutic boarding school operated by our subsidiary Mount Bachelor Education Center, Inc. (“MBA”) allege claims for intentional and negligent infliction of emotional distress, battery, breach of contract and negligence arising out of their treatment in certain programs of our school. Our subsidiaries, Aspen Education Group, Inc. (“Aspen”) and MBA, are among the defendants in this litigation. The plaintiffs seek a total of $26.0 million in relief. A second and third suit were filed in November 2011 and January 2013, respectively, in Multnomah County Circuit Court in Oregon by 14 former and 13 former students, respectively, also alleging abuse. The plaintiffs seek a total of $23 million in relief in the second suit and a total of $19.5 million in relief in the third suit. CRC, Aspen and MBA are among the defendants in these two suits. In February 2014, approximately 15 additional students notified MBA of claims but have yet to file a lawsuit. We and the other defendants intend to defend vigorously the pending lawsuits. In consultation with counsel and based on our preliminary investigation into the facts alleged, we believe these cases are without merit. However, at this time, we are unable to predict the outcome of the lawsuit, the possible loss or range of loss, if any, after consideration of the extent of insurance coverage associated with the resolution of the lawsuit or any potential effect it may have on us or our operations. On May 10, 2012, Nautilus Insurance Corporation filed a complaint against CRC Health Group Inc. and certain related entities seeking declaratory relief in the federal district court in Portland, Oregon. The Complaint seeks a judicial determination as to whether the Nautilus general and healthcare professional liability insurance policies provide coverage for these suits against MBA and asks the court to enter judgment that the policies are null and void, or alternatively that the policies do not cover these specific lawsuits, and to declare that Nautilus has no duty to defend or indemnify MBA, Aspen or CRC. Although discovery has been stayed, the judge has provided Nautilus leave to file for summary judgment on certain matters. In consultation with counsel and based on our preliminary review of the matters alleged, we believe this suit is without merit and we are vigorously defending the matter. Although the Company believes the amounts reserved are adequate based on currently available information, the estimation process involves a considerable amount of judgment by management and the ultimate amounts could vary materially.

In a complaint filed in August 2011, a suit against our New Life Lodge facility was brought by Kathy Mauk as administrator of the estate of Lindsey Poteet a/k/a Lindsey Richardson, deceased and on behalf of the wrongful death beneficiary of Lindsey Poteet a/k/a Lindsey Richardson, Arwen Richardson, vs. CRC Health Tennessee, Inc. dba New Life Lodge and CRC Health Group, Inc. dba New Life Lodge. The suit alleged negligence and medical malpractice resulting in wrongful death and sought a total $32.0 million in compensatory and punitive damages. This suit was settled at mediation in December 2013 within the amounts previously reserved.

In a complaint filed in December 2012, a suit against our New Life Lodge facility was brought by Charity Comage as administrator of the estate of and on behalf of Savon Kinney, deceased vs CRC Health Tennessee, Inc. dba New Life Lodge and CRC Health Group, Inc. dba New Life Lodge, American Behavioral Consultants, LLC and Holly Liter, APN. This suit alleges negligence and medical malpractice resulting in the wrongful death and seeking a total $14.5 million in compensatory and punitive damages. American Behavioral Consultants, LLC served as an independent contractor for New Life Lodge and Ms. Holly Liter was an employee of American Behavioral Consultants, LLC. In a complaint filed in June 2013, a suit against our New Life Lodge was brought by Penny Bryant, mother of Patrick Bryant, deceased, vs. CRC Health Tennessee, Inc. and Jonathan Butler, M.D. This suit was originally filed in 2011 and then dismissed without prejudice in October 2012 and was re-filed in June 2013. This suit alleges negligence resulting in the wrongful death of Patrick Bryant and seeks a total of $13.0 million in compensatory and punitive damages. We intend to defend vigorously these lawsuits. In consultation with counsel and based on our preliminary investigation into the facts alleged, we believe these cases are without merit. Although the Company believes the amounts reserved are adequate based on currently available information, the estimation process involves a considerable amount of judgment by management and the ultimate amounts could vary materially.

In 2013, our New Life Lodge facility responded to a civil investigative demand (“CID”) from the Office of the Attorney General of the State of Tennessee inquiring about possible false claims for payment related to services provided to TennCare recipients for the period 2006 to 2011. The United States Department of Justice participated in this investigation and has also requested information from New Life Lodge. While the Company disputes the validity of the allegations in this suit, in order to avoid the distraction of a protracted legal process, the Company has agreed to settle this lawsuit joined by the State of Tennessee and the US Department of Justice related to the services provided in the past to TennCare patients who sought care at New Life Lodge between 2006 and 2011 for a total of $9.25 million. This settlement amount had been accrued as of December 31, 2013 and was paid in April 2014.

We are involved in other litigation and regulatory investigations arising in the ordinary course of business. After consultation with legal counsel, management estimates that these matters will be resolved without material adverse effect on our future financial position or results from operations and cash flows, except as discussed above. As of December 31, 2013 and 2012, accruals for legal matters totaled $12.4 million and $1.7 million, respectively, and were included in “accrued expenses” in the Condensed Consolidated Balance Sheets.

NOTE 11. REDEEMABLE NONCONTROLLING INTEREST

The Company owned a 75 percent interest in an entity. The 25 percent noncontrolling interest holder had the unilateral right to require the Company to redeem the noncontrolling interest at a price to be calculated pursuant to the terms and conditions of the operating agreement. In 2011, the Company accrued $0.9 million for the estimated amount to redeem the noncontrolling interest, resulting in “net income attributable to noncontrolling interest”. In 2012, the Company redeemed the noncontrolling interest for $0.5 million, resulting in “net loss attributable to noncontrolling interest” of $0.4 million.

NOTE 12. STOCKHOLDERS’ EQUITY

The Company’s Amended and Restated Certificate of Incorporation authorizes it to issue 55,555,555 shares of $0.001 par value common stock, of which 50,000,000 shares and 5,555,555 shares have been designated as Class A common stock and Class L common stock, respectively.

Voting — The common stock shall have and possess all powers and voting and other rights pertaining to the stock of the Company. Holders of the Class A and Class L common stock shall vote together as a single class, with each share being entitled to one vote on all matters to be voted on by the stockholders.

Distributions — First, holders of Class L common stock shall be entitled to receive from all Liquidation Distributions (all distributions made by the corporation on liquidation or following a sale of all or substantially all of the business or assets of the company) an amount equal to the Class L Base Amount, an amount equal to $81.00. Thereafter, all shares of Common Stock, as a single class shall be entitled to receive all remaining Liquidation Distributions pro rata based on the number of shares outstanding; provided however that the Class L shall have been deemed to convert into a number of shares of Class A Common Stock sufficient to generate an internal rate of return thereon equal to twelve percent (12%) per annum, compounded quarterly. Such internal rate of return shall treat each share as having been paid for on February 6, 2006 and each distribution with respect to the Class L common stock as having been made on the date paid by the Company. As of December 31, 2013, no amounts have been accrued for distribution to Class L common stock, as there have been no distributions to holders of the Company’s common stock. After the full required amount of distributions have been made to Class L common stockholders as previously described, all holders of the shares of common stock, as a single class, shall thereafter be entitled to receive all remaining distributions pro rata based on the number of outstanding shares of common stock. For the purpose of this distribution each share of Class L common stock shall be deemed to have been converted into Class A shares under the applicable conversion formula.

Mandatory Conversion — Upon closing of a public offering or in connection with the transfer or sale of the Class L common stock (a “Realization Event”), each outstanding share of Class L common stock shall automatically convert into a number of shares of Class A common stock under the applicable conversion formula.

In connection with the Extended PIK Loan, the Company issued warrants to Extending PIK Loan lenders to purchase 124,705 units of common stock at an exercise price of $72.00 per unit. The warrants expire in January 2018. The warrants were valued using the Black Scholes option-valuation model based on the following assumptions: risk-free interest rate of 2.81%, expected term of 7 years, annual volatility of 43.3%, and no dividend yield. The fair value of these warrants was $4.4 million and was recognized as a debt discount and is being amortized to interest expense over the term of the agreement, using the effective interest-rate method. The amortization expense for the year ended December 31, 2013 was $0.9 million.

NOTE 13. STOCK-BASED COMPENSATION

Description of Share-Based Plans

2006 Executive Incentive Plan, 2006 Management Incentive Plan and 2007 Incentive Plan

On February 6, 2006 the Group adopted the 2006 Executive Incentive Plan (the “Executive Plan”) and the 2006 Management Incentive Plan (the “Management Plan”) and on September 7, 2007, the Group adopted the 2007 Incentive Plan (the “Incentive Plan”). The Company refers to the Executive Plan, Management Plan and Incentive Plan collectively as the “Plans.” The Plans provide for options to purchase Group stock by the Company’s key employees, directors, consultants and advisors. Options granted under the Plans may be either incentive or non-incentive stock options. As of December 31, 2013, only non-incentive options (non-qualified under Internal Revenue Code 422) have been awarded under the Plans. Options granted under the Plans represent units. One unit consists of nine shares of class A and one share of class L common stock of the Group.

Options under the Plans may be granted for periods of up to ten years at an exercise price generally not less than fair market value of the shares subject to the award, determined as of the award date.

Options granted under the Executive Plan and Incentive Plan vest in tranches. Tranche 1 options represent 50% of an option grant and Tranche 2 and Tranche 3 represent the remaining 50% of the option grant. Tranche 1 options vest and become exercisable at the rate of 20% one year from the date of grant and 10% at six-month increments thereafter or, if earlier, 100% on a change of control as defined in the Plans. Options issued under Tranche 2 and Tranche 3 vest and become exercisable upon achievement of both a performance and a market condition, as defined in the Executive and Incentive Plans. In order to vest, the recipient must continue to provide service as an employee through the vesting date.

Options granted under the Management Plan vest and become exercisable over five years as follows: 20% one year from the date of grant and 10% at six-month increments thereafter or, if earlier, 100% on a change of control, as defined in the Management Plan.

Beginning in 2011, additional options were granted to senior executives under the Incentive Plan. The options vest in two tranches as follows: Tranche 1 options vest and become exercisable at the rate of 20% one year from the date of grant and 10% at six-month increments thereafter or, if earlier, 100% on a change of control as defined in the Plans; Tranche 2 options vest and become exercisable upon achievement of both a performance and a market condition, as defined I the Incentive Plan. In order to vest, the recipient must continue to provide service as an employee through the vesting date. Tranche 1 and Tranche 2 options each represent 50% of the option grant.

A maximum of 5,734,053 shares of Class A common stock of the Group and 637,117 shares of Class L common stock of the Group may be granted under the Plans.

Stock Option Expense Measurement and Recognition

The Company measures and recognizes expense for all stock-based payment awards, including employee stock options, granted after January 1, 2006, based on the grant-date fair value. Management estimates grant date fair using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods on a straight-line basis in the consolidated statements of operations. In addition, for the options that vest upon the achievement of performance conditions, the Company recognizes compensation expense only if achievement of such performance conditions is probable. For awards that are subject to both a performance and market condition, compensation expense is recognized over the longer of the implicit service period associated with the performance condition or the initial derived service period associated with the market condition.

Stock-based compensation expense is based on awards ultimately expected to vest net of an estimated forfeiture rate. Forfeitures are estimated at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The estimated forfeiture rate was 4%, 6%, 5% for the years ended December 31, 2013, 2012, and 2011, respectively.

The Company recognizes the cash flows resulting from the tax benefits created by tax deductions in excess of the compensation cost as financing cash flows.

Valuation of Stock-Based Awards

The Company estimated the fair value of stock options granted in 2013, 2012, and 2011 using a binomial Monte Carlo simulation. The weighted average grant date fair value of units granted during the years ended December 31, 2013, 2012, and 2011 were $45.69, $39.06, and $24.77 per unit, respectively.

The fair value of stock-based payment awards was estimated using the following assumptions:

	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Binomial Monte Carlo simulation
Expected asset volatility	20%	20%	15%
Dividend yield	0%	0%	0%
Risk-free interest rate	1.90%	1.62%	2.14 - 3.65%

•	Expected asset volatility utilized for the units granted is based on the historical volatility of comparable public companies for periods corresponding to the expected term of the awards.

•	No dividends are expected to be paid over the option term.

•	The risk-free rate used for options granted is based on the implied yield on U.S. Treasury constant maturities issued with a term equal to the expected term of the options.

Stock-Based Compensation Expense

Compensation expense related to the stock options granted by the Group is being recorded on the Company’s consolidated financial statements, as substantially all grants have been made to employees of the Company. For the years ended December 31, 2013, 2012, and 2011, the Company recognized stock-based compensation expense of less than $0.1 million, $2.7 million, and $1.4 million, respectively, within salaries and benefits on the consolidated statements of operations. The variations in stock-based compensation expense from year to year are due to the Company’s assessments of the likelihood that certain options will meet performance conditions prior to their expiration.

As of December 31, 2013, $11.3 million of total unrecognized compensation, net of estimated forfeitures of $0.5 million, is expected to be recognized over a weighted-average period of 2.91 years if all the service, performance and market conditions are met under the provisions of the option plans. During the years ended December 31, 2013, 2012, and 2011, 333,867 shares, 408,888 shares, and 269,349 shares vested with an aggregate grant date fair value of $1.1 million, $1.2 million, and $1.3 million, respectively.

Stock Option Activity under the Plans

During the year ended December 31, 2013, the Group granted 86,550 units, which represent 778,950 options to purchase Class A common stock and 86,550 options to purchase Class L common stock. Activity under the Plans for the year ended December 31, 2013 is summarized below:

	Option (In Shares)	Weighted- Average Exercise Price Per Share	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (In Years)
Balance at December 31, 2012	6,461,533	$7.29		5.58
Granted	865,500	8.04	$4.57	9.16
Exercised	—
Forfeited/cancelled/expired	(602,996)	8.94	$4.25

Outstanding — December 31, 2013	6,724,037	$7.22		5.13

Exercisable — December 31, 2013	3,120,647	$6.45		3.22

Exercisable and expected to be exercisable	6,387,835	$7.22		5.13

As of December 31, 2013, the aggregate intrinsic value of options outstanding, exercisable, and outstanding and expected to be exercised was $10.5 million, 10.1 million, and $7.1 million, respectively. The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the fair value of the Group’s shares as of December 31, 2013. At December 31, 2013, the Company had 3,603,390 unvested option shares with per-share, weighted average grant date fair values of $3.63.

The aggregate intrinsic value of share options exercised since inception under equity compensation plans was $2.8 million, $2.8 million, and $2.0 million as of December 31, 2013, 2012, and 2011, respectively.

The following table presents the composition of options outstanding and exercisable as of December 31, 2013.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Term (years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$0.02 - $ 0.32	3,749,917	6.67	$0.19	1,284,592	$0.16
$1.00 - $3.30	2,301,715	2.62	1.05	1,523,985	1.05
$7.89 - $17.62	87,845	2.11	8.05	87,845	8.05
$69.64 - $98.16	584,560	5.59	76.45	224,225	78.83

Total	6,724,037	5.13	$7.22	3,120,647	$6.45

NOTE 14. RELATED PARTY TRANSACTIONS

The Company maintains a stockholders agreement with its security holders. The stockholders agreement contains agreements among the parties with respect to the election of the Company’s directors and the directors of the Parent, restrictions on the issuance or transfer of shares, including tag-along rights and drag-along rights, other special corporate governance provisions (including the right to approve various corporate actions), registration rights (including customary indemnification provisions) and call options. Three of the Company’s five directors are employees of Bain Capital, the Company’s principal stockholder.

The Company maintains a management agreement with an affiliate of Bain Capital Partners, LLC pursuant to which such entity or its affiliates will provide management services. Pursuant to such agreement, an affiliate of Bain Capital Partners, LLC will receive an aggregate annual management fee of $2.0 million and reimbursement in connection with the provision of services pursuant to the agreement. The management agreement has a five year, evergreen term; however, in certain circumstances, such as an initial public offering or change of control of the Group, the Company may terminate the management agreement and buy out its remaining obligations under the agreement to Bain Capital Partners, LLC and affiliates. In addition, the management agreement provides that an affiliate of Bain Capital Partners, LLC may receive fees in connection with certain subsequent financing and acquisition transactions.

The management agreement includes customary indemnification provisions in favor of Bain Capital Partners, LLC and its affiliates.

The Company, under this agreement, incurred management fees of $2.2 million, $3.0 million, and $2.5 million during the years ended December 31, 2013, 2012, and 2011, respectively, which is included in facilities and other operating costs in the Company’s consolidated statements of operations.

NOTE 15. RESTRUCTURING

The Company’s historical restructuring reserves are the result of consolidation and exit activities related to excess or under-performing facilities and consist primarily of future rental payments and related facility maintenance costs, net of estimated sublease income. These cash payments are expected to continue through fiscal 2020. As of December 31, 2013, the remaining reserve totaled $19.2 million (of which $15.3 million is included in long-term liabilities of discontinued operations and facilities held for sale) and is summarized and presented below (in thousands):

Total restructuring reserve at December 31, 2010	$6,258
Expenses	9,736
Cash payments	(6,111)

Total restructuring reserve at December 31, 2011	9,883
Expenses	1,507
Cash payments	(2,096)

Total restructuring reserve at December 31, 2012	9,294
Expenses	14,449
Cash payments	(3,193)
Reclassification to accrued expenses (1)	(1,338)

Total restructuring reserve at December 31, 2013	$19,212

(1)	The restructuring reserve balance and associated activity represents a purchase accounting liability that was accrued in connection with a 2009 acquisition. This amount was inappropriately included in the restructuring reserve Note disclosure as of December 31, 2009 and thereafter. As of December 31, 2013 and 2012, the purchase accounting liability is appropriately included in “accrued expenses” in the Condensed Consolidated Balance Sheet.

NOTE 16. DISCONTINUED OPERATIONS

During the year ended December 31, 2013, the Company classified 23 facilities as discontinued operations. These facilities were either sold, closed, met the cease of use criteria, or met the held for sale criteria as of December 31, 2013. During the years ended December 31, 2012 and 2011, the Company classified 2 and 14 facilities as discontinued operations, respectively.

On January 31, 2014, the Company sold eight Wellspring Camps. In connection with the sale, the Company recorded a $1.7 million non-cash impairment charge related to other intangible assets, and a $0.1 million non-cash impairment charge related to property and equipment for the year ended December 31, 2013. This transaction met the held for sale criteria as of December 31, 2013 and its historical operations, including the non-cash asset impairment charges, have been reclassified into discontinuing operations for all periods presented in the Consolidated Statement of Operations.

The Company sold three facilities in April 2014. In connection with the sale, the Company recorded a $10.6 million non-cash impairment charge related to other intangible assets, and a $0.6 million non-cash impairment charge related to property and equipment for the year ended December 31, 2013. This transaction met the held for sale criteria at December 31, 2013 and its historical operations, including the non-cash asset impairment charges, have been reclassified into discontinuing operations for all periods presented in the Consolidated Statement of Operations.

In 2014, the Company classified two additional facilities as discontinued operations. The Company closed one facility in March 2014 and sold one facility in August 2014 (see Note 17). Net client service revenues for these two facilities were $6.4 million, $8.2 million, and $8.5 million in 2013, 2012 and 2011, respectively. Income (loss) before income taxes for these two facilities were ($0.4) million, $0.7 million, and $0.4 million in 2013, 2012 and 2011, respectively.

The results of operations for all facilities classified as discontinued operations including those discussed above, are summarized below (in thousands):

	Years Ended December 31,
	2013	2012	2011
Net client service revenues	$45,942	$68,882	$82,440
Operating expenses	68,275	70,563	92,120
Goodwill and asset impairment	24,637	3,361	9,211
Interest expense	(7)	(2)	(6)
(Gain) loss on disposal of discontinued operations	(567)	273	—

Loss before income taxes	(46,396)	(5,313)	(18,885)
Income tax expense (benefit)	(2,336)	6,136	9,654

Loss from discontinued operations	$(44,060)	$(11,449)	$(28,539)

Asset impairments consist of the following for the years ended December 31, 2013, 2012 and 2011.

	Asset Impairments
	2013	2012	2011
Referral network	$9,304	$728	$2,860
Regulatory licenses	5,036	—	688
Accreditations	4,808	566	1,769
Curriculum	2,065	183	610
Trademarks and trade names	2,072	1,338	1,470
Property and equipment	1,352	546	1,814

Total	$24,637	$3,361	$9,211

NOTE 17. SUBSEQUENT EVENTS

The Company performed an evaluation of subsequent events from the balance sheet date of December 31, 2013 through (i) April 30, 2014, the date the consolidated financial statements were available to be issued and (ii) January 27, 2015, the date the consolidated financial statements were available to be reissued, and concluded that there are no additional events requiring recording or disclosure in the consolidated financial statements, except as described below.

Habit Acquisition

On February 28, 2014, the Company acquired all of the issued and outstanding equity of Habit Holdings, Inc. (“Habit”) for an aggregate cash purchase price of approximately $58.0 million, subject to a working capital adjustment to be calculated within 90 days. Habit consists of 20 comprehensive treatment centers and 2 mobile units primarily in Massachusetts and several nearby states. The Purchase Agreement contains customary representations and warranties and covenants. Subject to certain limitations, the Sellers have agreed to indemnify the Company, and the Company has agreed to indemnify the Sellers, for certain breaches of representations, warranties and covenants, and other specified matters.

Also, on February 28, 2014, pursuant to an amended credit agreement, the Company obtained incremental term loans in the aggregate principal amount of $50.0 million (the “Term B-4 Loans”), the proceeds of which, together with other funds available to the Company, were used to pay the consideration for the acquisition. All term loans under the Company’s senior secured credit facility will mature on November 16, 2015 (the “Maturity Date”).

March 28, 2014 Refinancing

On March 28, 2014, the Company completed a refinancing and repaid all of its outstanding indebtedness under its existing senior secured credit agreement (term loans and revolving line of credit) and its senior subordinated notes and entered into new long-term debt agreements (see description below). As a result, the Company recorded a loss on debt extinguishment of $11.6 million, related to the write-off of deferred financing costs and unamortized discounts in 2014.

As a result of the refinancing:

•	new borrowings of $775.0 million were entered into, comprised of $475.0 million of First Lien Term Loans and $300.0 million of Second Lien Term Loans,

•	existing term loans of $383.8 million were repaid in full,

•	existing senior subordinated notes of $177.3 million were repaid in full,

•	additional term loan entered into on February 28, 2014 for the purchase of Habit of $50.0 million (see above) was repaid in full,

•	the then outstanding revolving line of credit of $34.0 million was repaid,

•	$84.3 million on the payment in kind loan was repaid,

•	accrued interest related to the existing debt obligations of $6.3 million was paid, and

•	debt issuance costs and discounts incurred totaled $31.3 million, including $7.8 million paid to an affiliate of Bain Capital Partners LLC, the Company’s principal stockholder.

A summary and key terms of the new indebtedness are as follows.

First Lien Credit Agreement and Second Lien Credit Agreements

First Lien Term Loans

Under the First Lien Credit Agreement, the Company borrowed an aggregate principal amount of $475.0 million of new First Lien Term Loans that mature on March 28, 2021 (the “First Lien Term Loans”). The First Lien Term Loans were issued with an original issue discount of 1.00% or $4.75 million which is being amortized over the term of the First Lien Term Loans using the effective interest rate method.

Interest on these First Lien Term Loans is payable monthly or quarterly, depending on interest option selected, at: (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent (but not less than 1.00%), plus an applicable margin of 4.25%, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent, (y) the federal funds rate plus one-half of 1.00%, and (z) the LIBOR rate applicable to a one-month interest period plus 1.00% (but, in each case, not less than 2.00%), plus an applicable margin of 3.25%.

The First Lien Term Loans are payable in quarterly principal installments of 0.25% of the aggregate First Lien Term Loans on the last Business Day of each March, June, September and December, beginning on the last business day of June 2014, with the remainder due on the maturity date of March 28, 2021.

The First Lien Term Loans are subject to a 1.00% prepayment premium to the extent they are refinanced, or the terms thereof are amended, in either case, for the purpose of reducing the applicable yield with respect thereto, in each case prior to the first anniversary of the Refinancing.

The Company is required to apply a certain portion of its excess cash to the principal amount of the First Lien Term Loans on an annual basis, commencing with the Fiscal Year ending December 31, 2015. Excess cash under the Company’s First Lien Credit Agreement is defined as net income attributable to the Company adjusted for certain cash and non-cash items. Required payments, if any, are due in April of the subsequent year.

Revolving Line of Credit

At March 28, 2014, under the First Lien Credit Agreement, the Company had aggregate borrowing capacity for revolving credit commitments of $65.0 million which mature on March 28, 2019. Interest is payable monthly or quarterly, depending on interest option selected, at (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent, plus an applicable margin of 4.25%, 4.00% and 3.75%, based upon the Company’s first lien net leverage ratio being within certain defined ranges, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent, (y) the federal funds rate plus one-half of 1.00% and (z) the LIBOR rate applicable to a one-month interest period plus 1.00%, plus an applicable margin of 3.25%, 3.00% or 2.75%, based upon the Company’s first lien net leverage ratio being within certain defined ranges. Unused line fees are payable quarterly at a rate equal to 0.50% or 0.375%, based upon the Company’s first lien net leverage ratio being within certain defined ranges.

The Company’s First Lien Term Loans and Revolving Line of Credit are guaranteed by the Company’s Parent and substantially all of the Company’s current and future wholly-owned domestic subsidiaries, and secured by substantially all of their existing and future property and assets, and secured by a pledge of the Company’s capital stock and the capital stock of the Company’s domestic wholly-owned subsidiaries and up to 65% of the capital stock of first-tier foreign subsidiaries. The Company’s First Lien Credit Agreement requires the Company to comply on a quarterly basis with certain financial and other covenants, including a maximum total net leverage ratio test.

Second Lien Term Loans

On March 28, 2014, under the Second Lien Credit Agreement, the Company borrowed an aggregate principal amount of $300.0 million of new Second Lien Term Loans that mature on September 28, 2021 (the “Second Lien Term Loans”). The Second Lien Term Loans were issued with an original issue discount of 2.00% or $6.0 million which is being amortized over the term of the Second Lien Term Loans using the effective interest rate method.

Interest on these Second Lien Term Loans is payable monthly or quarterly, depending on interest option selected, at: (i) for LIBOR loans for any interest period, a rate per annum equal to the LIBOR rate as determined by the administrative agent (but not less than 1.00%), plus an applicable margin of 8.00%, and (ii) for base rate loans, a rate per annum equal to the greater of (x) the prime rate of the administrative agent, (y) the federal funds rate plus one-half of 1.00%, and (z) the LIBOR rate applicable to a one-month interest period plus 1.00% (but, in each case, not less than 2.00%), plus an applicable margin of 7.00%.

The Second Lien Term Loans are subject to a 3.00% prepayment premium to the extent they are repaid prior to the first anniversary of the Refinancing, a 2.00% prepayment premium to the extent they are repaid on or after the first anniversary and prior to the second anniversary of the Refinancing, and a 1.00% prepayment premium to the extent they are repaid on or after the second anniversary and prior to the third anniversary of the Refinancing. The foregoing prepayment premiums shall also apply if the Second Lien Term Loans are amended for the purpose of reducing the applicable yield with respect thereto, in each case prior to the third anniversary of the Refinancing.

After repayment and termination of the loans under the First Lien Credit Agreement, the Company is required to apply a certain portion of its excess cash to the principal amount of the Second Lien Term Loans on an annual basis, commencing with the Fiscal year ending December 31, 2015. Excess cash under the Company’s Second Lien Credit Agreement is defined as net income attributable to the Company adjusted for certain cash and non-cash items. Required payments, if any, are due in April of the subsequent year.

The Company’s First Lien Term Loans, Revolving Line of Credit and Second Lien Term Loans are guaranteed by the Company’s Parent and substantially all of the Company’s current and future wholly-owned domestic subsidiaries, and secured by substantially all of their existing and future property and assets, and secured by a pledge of the Company’s capital stock and the capital stock of the Company’s domestic wholly-owned subsidiaries and up to 65% of the capital stock of first-tier foreign subsidiaries. The Company’s First Lien Term Loans, Revolving Line of Credit and Second Lien Credit Agreement require the Company to comply on a quarterly basis with certain financial and other covenants, including a maximum total net leverage ratio test.

Acadia Healthcare Company, Inc. Acquisition of the Company

On October 29, 2014, the Company entered into a definitive agreement to be acquired by Acadia Healthcare Company, Inc. (“Acadia”). Total consideration for the acquisition will be approximately $1.2 billion, consisting of up to approximately 6.3 million shares of Acadia’s common stock and the assumption of the Company’s debt. The transaction is expected to close in the first quarter of 2015, and is subject to regulatory review and other normal closing conditions.

Additional Discontinued Operations

The Company closed one facility in March 2014 and recognized a loss of $0.6 million related to the closure. The Company sold another facility in August 2014 and recognized a loss of $2.2 million related to the sale. The Consolidated Statements of Operations have been reclassified for all periods presented to reflect the presentation of these two facilities as discontinued operations (see Notes 2 and 16). During 2014, the Company completed the sale of the Wellspring camps and four Youth facilities, which were classified as held for sale at December 31, 2013. The Company recorded a loss of $0.9 million in 2014 related to these sales.

Legal Matters

The Company settled the MBA claims and the litigation with Nautilus Insurance Corporation (see Note 10) in the second and third quarters of 2014 within the amounts previously reserved at December 31, 2013.

In 2012, the U.S. Department of Justice (“DOJ”) / Drug Enforcement Administration (“DEA”) issued subpoenas to six (6) clinics owned by the Company, requiring the Company to provide certain books, records and papers related to the practice by such clinics to accept and destroy surrendered medications. In May 2014, the Company received a Notice of Hearing for such clinics requesting an informal hearing at the offices of the DEA. The DOJ / DEA allege that the Company failed to keep proper records regarding the return and destruction of surrendered medications and failed to properly execute certain record keeping forms. The Company participated in the hearing and as a result is currently negotiating a memorandum of agreement to resolve the administrative part of these alleged recordkeeping violations. The DOJ has also made a civil penalty demand of $7 million in regard to the same alleged record keeping violations. We intend to defend vigorously these allegations. In consultation with counsel and based on our preliminary investigation into the facts alleged, the Company maintains that it has certain defenses to these allegations. Although the Company believes the amounts reserved are adequate based on currently available information, the estimation process involves a considerable amount of judgment by management and the ultimate amounts could vary materially.

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